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Exhibit (a)(1)
COMPUTER HORIZONS CORP.

OFFER TO EXCHANGE OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK UNDER THE COMPUTER HORIZONS CORP. 1994 INCENTIVE
STOCK OPTION AND APPRECIATION PLAN

THIS OFFER AND THE RELATED RIGHT OF WITHDRAWAL WILL EXPIRE ON
JANUARY 27, 2003 AT 5:00 PM., EASTERN STANDARD TIME,
UNLESS COMPUTER HORIZONS CORP. EXTENDS THE OFFER

        Computer Horizons Corp. is offering to its current employees the right to exchange all options to purchase shares of our common stock granted under the Computer Horizons Corp. 1994 Incentive Stock Option and Appreciation Plan (the "1994 Plan") with an exercise price of $10.01 or greater for new stock options with a new exercise price (the "Stock Option Exchange Program") that we will grant under the 1994 Plan as follows:

  •
  each outstanding option with an exercise price greater than or equal to $15.00 per share may be exchanged for a new option to purchase 1 share of common stock for every 3 shares subject to the option being exchanged; and

  •
  each outstanding option with an exercise price between $10.01 and $14.99 per share may be exchanged for a new option to purchase 1 share of common stock for every 2 shares subject to the option being exchanged.

Option Price	Options Surrendered	New Options
$15.00 and greater	3	1
$10.01 - $14.99	2	1

        The new stock options will be granted under the 1994 Plan. However, if you choose to participate in the Stock Option Exchange Program, you must also exchange all stock options granted to you on or after June 24, 2002 even if those stock options have an exercise price of less than $10.01 per share. Our non-employee directors, other non-employees and employees located outside of the United States and Canada are not eligible to participate in the Stock Option Exchange Program. We are making this offer upon the terms and subject to the conditions set forth in the accompanying "Summary of Terms and Offer to Exchange" and "Letter of Transmittal (Election to Participate)." New options will be granted on a business day designated by our President at least six months and one day after the date we cancel the options accepted for exchange, which we currently anticipate to be on or about July 30, 2003 (the "replacement grant date").

        Some key features of the new options will include:

  •
  the exercise price of the new option(s) will equal the closing sale price of our common stock as reported on the Nasdaq National Market on the replacement grant date (or the last trading day before the replacement grant date, if the market for trading in our stock is closed on such date);

  •
  the new option(s) will be either incentive or non-qualified stock options in accordance with the status of your corresponding canceled options;

  •
  the term of the new option(s) will be ten years from the replacement grant date;

  •
  the new option(s) will vest according to a two year vesting schedule beginning the replacement grant date, with one-half of your new option(s) vesting one year after the replacement grant date and the remainder vesting two years after the replacement grant date; and

  •
  the other terms and conditions of the new option(s) will be substantially similar to those of the canceled option(s) under the 1994 Plan (a copy of the 1994 Plan is attached as an exhibit to the Schedule TO filed with the Securities and Exchange Commission or is available upon request from our Legal Department).

        The terms of the Stock Option Exchange Program are summarized in the accompanying "Summary Term Sheet and Offer to Exchange" document. We urge you to read the attached document carefully and in its entirety. This Offer to Exchange is subject to the terms and conditions described in this document.

        In order to receive the new option(s), you must still be employed with us on the replacement grant date, and your election to participate in the Stock Option Exchange Program does not in any way change your status as an at-will employee. In addition, we cannot guarantee that you will receive new options in the Stock Option Exchange Program if a change of control of the Company occurs between the cancellation of your option(s) and the replacement grant date.

        BECAUSE WE WILL NOT GRANT NEW OPTIONS TO A TENDERING OPTION HOLDER UNTIL AT LEAST A BUSINESS DAY THAT IS ON OR AFTER SIX MONTHS AND ONE DAY FOLLOWING THE DATE WHEN WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS.

        We are implementing the Stock Option Exchange Program because a considerable number of our employees have stock options that have exercise prices significantly above our current and recent trading prices. We believe that the Stock Option Exchange Program will provide renewed incentives to our employees and that, for many eligible employees, the exchange will create a better opportunity to obtain value from their options. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their current stock options at their current exercise prices, or to cancel those options for new options.

        Although our board of directors has approved the Stock Option Exchange Program, neither we nor our board of directors makes any recommendation as to whether you should exchange or refrain from exchanging your options. You must make your own decision whether to exchange your options.

        Shares of our common stock are quoted on the Nasdaq National Market under the symbol "CHRZ". On December 20, 2002, the last sale price of our common stock as reported on the Nasdaq National Market was $3.30 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options.

        You should direct questions about the Stock Option Exchange Program to Michael Caulfield, General Counsel, by email at MCaulfie@ComputerHorizons.com, or by telephone at (973) 299-4146. You should direct your requests for additional copies of this Offer to Exchange or the Letter of Transmittal (Election to Participate) to David Corcoran of our Legal Department by email at dcorcora@ComputerHorizons.com, or by telephone at (973) 299-4058.

IMPORTANT

        If you wish to exchange your options, you must complete and sign the accompanying Letter of Transmittal (Election to Participate) in accordance with its instructions, and hand deliver it and any other required documents to David Corcoran in our Legal Department. You may also send documents by fax at (973) 402-6293 or by mail to Computer Horizons Corp., 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046-1495 Attention: David Corcoran. Please allow sufficient time to ensure that we receive these documents by the deadline of 5:00 p.m. Eastern Standard Time on January 27, 2003. If you send your documents by fax, please be sure to get a confirmation of delivery. You do not need to return your existing stock option agreements and related forms to participate in the Stock Option Exchange Program.

        We are not aware of any jurisdiction where the implementation of the Stock Option Exchange Program violates applicable law. If we become aware of any jurisdiction where the implementation of the Stock Option Exchange Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Stock Option Exchange Program will not be made available to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction. With respect to employees resident in any foreign jurisdictions, the Stock Option Exchange Program is subject to, and conditioned upon, our obtaining the appropriate regulatory approvals, if required, in such jurisdictions.

        We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the Stock Option Exchange Program. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Stock Option Exchange Program other than the information and representations contained in this document or in the accompanying Letter of Transmittal (Election to Participate). If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SUMMARY TERM SHEET

        This section answers some of the questions that you may have about the Stock Option Exchange Program of Computer Horizons Corp. (the "Company"). However, it is only a summary, and you should carefully read the remainder of this Offer to Exchange and the accompanying Letter of Transmittal (Election to Participate) because the information in this summary is not complete and because there is additional important information in the remainder of this Offer to Exchange and the Letter of Transmittal (Election to Participate). We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics summarized here.

GENERAL QUESTIONS ABOUT THE STOCK OPTION EXCHANGE PROGRAM

1.    What is the Stock Option Exchange Program?

        We are offering to our current employees the right to exchange outstanding options granted under the Company's 1994 Incentive Stock Option and Appreciation Plan (the "1994 Plan") with an exercise price of $10.01 or greater for new stock options to be granted under the 1994 Plan with a new exercise price to be granted on a business day designated by our President at least six months and one day after the date we cancel the options accepted for exchange. We currently anticipate that the replacement options will be granted on or about July 30, 2003. (Page 9)

2.    What securities are we offering to exchange?

        We are offering to exchange all outstanding options to purchase shares of our common stock granted under our 1994 Plan with an exercise price of $10.01 or greater for new stock options under the 1994 Plan as follows:

  •
  each outstanding option with an exercise price greater than or equal to $15.00 per share may be exchanged for a new option to purchase 1 share of common stock for every 3 shares subject to the option being exchanged; and
  •
  each outstanding option with an exercise price between $10.01 and $14.99 per share may be exchanged for a new option to purchase 1 share of common stock for every 2 shares subject to the option being exchanged.

        Each new option will be granted under, and subject to the terms of, the 1994 Plan. Each new option will also be subject to a new stock option agreement between you and us.

        Participation is completely voluntary. Please review each of your stock option grants, as you may decide to accept or reject this offer as to each individual grant or you may decide not to participate at all. You may decide to exchange some of your grants, all of your grants or none of your grants. It is up to you. If you choose not to participate, you will retain your current options under their current terms and conditions. We recommend that you speak with your personal financial advisor to weigh the benefits and risks involved in participating in this offer.

        If you choose to participate in the Stock Option Exchange Program, you must also exchange all stock options granted to you on or after June 24, 2002 even if those stock options have an exercise price of less than $10.01 per share. (Pages 9-11)

3.    Why is the Company implementing the Stock Option Exchange Program?

        We are implementing the Stock Option Exchange Program because a considerable number of our employees have vested and/or unvested stock options that have exercise prices significantly above our current and recent trading prices. As a result, these options no longer serve the incentive purpose for which they were granted. We are offering this program to allow our employees to choose whether to keep their current stock options at their current exercise prices, or to cancel those options in exchange for new options at a new price.

        The new options will be granted on a business day (the "replacement grant date") designated by our President at least six months and one day from the date we cancel the options accepted for exchange (the "cancellation date"). The exercise price of the new options will be equal to the closing sale price of our common stock on the replacement grant date (or last trading day before the replacement grant date, if the market in our common stock is closed on such date).

        The Stock Option Exchange Program is designed to provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for our employees and, in turn, increase the value of our common stock for stockholders. While we hope that this program will improve the current "underwater" options situation, we cannot guarantee the outcome in light of the inherent risks of the volatile and unpredictable stock market. (Pages 11-12)

4.    Who is eligible to participate?

        All current employees of the Company who hold stock options under the 1994 Plan which have an exercise price of $10.01 or greater are eligible to participate in the Stock Option Exchange Program. Our non-employee directors, other non-employees and employees located outside of the United States and Canada are not eligible to participate in the Stock Option Exchange Program. (Pages 9-11)

5.    Are overseas employees eligible to participate?

        Only employees located outside of the United States who are resident in Canada are eligible to participate in the Stock Option Exchange Program. Employees resident in Canada should particularly note the special tax considerations described in Section 14. (Page 26)

6.    What do I need to do to participate in the Stock Option Exchange Program?

        To participate in the Stock Option Exchange Program, you must make a voluntary election that will become irrevocable by 5:00 p.m. Eastern Standard Time on January 27, 2003, to cancel your outstanding stock option(s) in exchange for a new stock option(s) to be granted on the replacement grant date. If you wish to participate, you will be required to cancel all of your stock options granted on or after June 24, 2002 even if those stock options have an exercise price of less than $10.01 per share.

        You must complete the Letter of Transmittal (Election to Participate) that is attached at the end of this Offer to Exchange, sign it, and ensure that David Corcoran in our Legal Department receives it no later than 5:00 p.m. Eastern Standard Time on January 27, 2003. If possible, please hand deliver your form to David Corcoran in our Legal Department. Otherwise, you can return your form by fax at (973) 402-6293 or by mail to Computer Horizons Corp., 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046-1495, Attention: David Corcoran. Our Legal Department will send you a confirmation by e-mail promptly after receipt of your Letter of Transmittal (Election to Participate). However, if you submit your Letter of Transmittal (Election to Participate) shortly before the specified deadline, you may not receive your confirmation before the deadline. (Pages 12-13)

7.    Does the Stock Option Exchange Program extend to all of the Company's employee option plans?

        The Stock Option Exchange Program extends to options granted under only the 1994 Plan. (Pages 9-11)

8.    Is this a repricing?

        No, this is not a stock option repricing. In a repricing, the exercise price of an employee's current options would be adjusted immediately. This would result in variable accounting treatment, and for financial reporting purposes, we would be required to record additional compensation expense each quarter until the repriced options were exercised, canceled or terminated. The result would be greater reported losses and lower reported earnings for the Company for several years. (Page 23)

9.    Why can't the Company just reprice my options?

        In 1998, the Financial Accounting Standards Board adopted rules that have unfavorable accounting charge consequences for companies that reprice options. As described in Question 8, if we were to reprice options, we would need to record a variable accounting charge against our earnings. The amount of this charge would be measured by the future appreciation of the common stock subject to the repriced options. As a result, a simple option "repricing" would adversely affect our operating results, as we would be required to record a charge against our earnings on any future appreciation of the repriced options. (Page 23)

10.  Why can't I just be granted additional new options?

        Because of the number of options currently outstanding, a grant of additional options to all of our employees holding stock options that have exercise prices significantly above our current and recent trading prices (known as "out-of-the-money" or "underwater" options) could be significantly dilutive to our current and future stockholders and could have a negative impact on our earnings per share. (Pages 11-12)

11.  If I decide to participate in the Stock Option Exchange Program, why am I required to cancel all my options granted after June 24, 2002?

        If you did not submit all of your options granted after June 24, 2002 along with your other options submitted for cancellation, the Stock Option Exchange Program could be considered an option "repricing" program, which, as discussed above, would adversely affect our operating results, as we would be required to record a charge against our earnings on any future appreciation of the repriced options. (Page 23)

12.  What is the deadline to elect to participate in the Stock Option Exchange Program, and how do I participate?

        The deadline to elect to participate in the Stock Option Exchange Program is 5:00 p.m. Eastern Standard Time on January 27, 2003, unless we extend it. This means that David Corcoran in our Legal Department must have your election form in his hands before that time. We may, in our discretion, extend the deadline to participate in the Stock Option Exchange Program at any time, but we cannot assure you that the Stock Option Exchange Program will be extended or, if it is extended, for how long. If we extend the deadline to elect to participate in the Stock Option Exchange Program, we will make an announcement of the extension no later than 9:00 a.m. on January 27, 2003, the next business day following the previously scheduled expiration date. If we extend the deadline beyond that time, you must deliver these documents before the extended expiration date.

        We reserve the right to reject any or all options submitted for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those stock options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate and amend the Stock Option Exchange Program, we currently expect that we will accept all such options promptly after the expiration of the deadline to elect to participate in the Stock Option Exchange Program. (Pages 12-13)

13.  If I decide to participate in the Stock Option Exchange Program, what will happen to my current options?

        If you elect to participate in the Stock Option Exchange Program, the options you have elected to exchange will be canceled after 5:00 p.m. Eastern Standard Time on January 27, 2003. (Pages 14-15)

14.  What will happen if I do not turn in my form by the deadline?

        If you do not turn in your election form by the deadline, you will retain your existing options and will not participate in the Stock Option Exchange Program. Your existing stock options will remain unchanged with their original exercise price and original terms. Please be sure to allow sufficient time to ensure receipt by us and delivery of confirmation to you before the deadline. (Pages 12-13)

15.  How do I withdraw from the Stock Option Exchange Program after I have submitted a Letter of Transmittal (Election to Participate)?

        To withdraw an election to exchange options, you must deliver to David Corcoran in our Legal Department a completed Notice of Withdrawal (Election not to Participate) in the form accompanying this Offer to Exchange with the required information prior to 5:00 p.m Eastern Standard Time on January 27, 2003. If possible, please hand deliver your form to David Corcoran in our Legal Department. Otherwise, you can return your form by fax at (973) 402-6293 or by mail to Computer Horizons Corp., 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046-1495, Attention: David Corcoran. Please be sure to allow sufficient time to ensure receipt by us and delivery of confirmation to you before the deadline. Once you have withdrawn options, you may re-elect to exchange options only by again following the election procedure described in the answer to Question 6. (Pages 13-14)

16.  During what period of time may I withdraw a previous election to participate in the Stock Option Exchange Program?

        You may withdraw your election to participate in the Stock Option Exchange Program at any time before 5:00 p.m. Eastern Standard Time on January 27, 2003. If we extend the Stock Option Exchange Program beyond that time, you may withdraw your options elected for exchange at any time until the expiration of the extended deadline. (Page 13-14)

17.  Am I eligible to receive future grants of options during the following six-month period if I participate in the Stock Option Exchange Program?

        Because of unfavorable accounting charge consequences, participants in the Stock Option Exchange Program are not eligible to receive any additional stock option grants until after the replacement grant date. (Page 23)

18.  Is there any tax consequence to my participation in the Stock Option Exchange Program?

        If you participate in the Stock Option Exchange Program, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or when the new option(s) are granted. With regard to new incentive stock option(s), the tax aspects of such options will be the same as any other incentive stock options grant. With regard to new non-qualified stock option(s), the tax aspects of such options will be the same as any other non-qualified stock options grant. Those consequences are described in the Offer to Exchange. If you do not participate in the Stock Option Exchange Program, we do not believe that any of the terms of your existing stock option(s) will change. However, it is possible that the IRS could decide that your right to exchange your incentive stock option(s) under the Offer to Exchange is a "modification" of your incentive stock option(s), even though you will not have exchanged the option(s). A successful assertion by the IRS that an option is modified could extend the option's holding period to qualify for favorable tax treatment and cause a portion of an incentive stock option to be treated as a nonqualified stock option. (Pages 23-26)

        We recommend that you consult your own tax advisor with respect to the federal, state, provincial, local and foreign tax consequences of participating in the Stock Option Exchange Program in your particular circumstances. (Page 26)

19.  How should I decide whether or not to participate in the Stock Option Exchange Program?

        The decision to participate in the Stock Option Exchange Program must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the overall market and companies in our sector and our own business and stock price. It will also depend on the exercise price and vesting status of your current options. (Pages 19-22)

20.  What do we and our board of directors think of the Stock Option Exchange Program?

        Our board of directors approved the Stock Option Exchange Program, but neither we nor our board of directors makes any recommendation as to whether you should participate in the Stock Option Exchange Program. Our non-employee directors are not eligible to participate in the Stock Option Exchange Program.

21.  What if my employment at the Company ends between the date of this Offer to Exchange and the replacement grant date?

        Your employment with us is on an at-will basis and nothing in this Offer to Exchange modifies or changes that. If your employment with Computer Horizons Corp. or one of its subsidiaries is terminated by you or us voluntarily, involuntarily or for any reason or no reason, before your new option(s) are granted, you will not have a right to any stock option(s) that were previously canceled, and you will not have a right to the grant that would have been issued on the replacement grant date. Therefore, if you are not continuously employed by Computer Horizons Corp. or one of our subsidiaries from the date of this Offer to Exchange through the replacement grant date, you will not receive new option(s) or any other consideration in exchange for your canceled option(s). (Pages 14-15)

22.  What are the conditions to the Stock Option Exchange Program?

        The implementation of the Stock Option Exchange Program is not conditioned upon a minimum number of options being canceled. The Stock Option Exchange Program is subject to a number of other conditions, including the conditions described in Section 6. (Pages 15-17)

23.  What happens if the Company is subject to a change in control before the new options are granted?

        If a change of control of the Company occurs before we issue the replacement options, we cannot guarantee that the acquiring company in any change of control transaction, and especially in a purchase of assets, will agree to assume existing options and therefore assume the obligation to issue replacement options. Therefore, it is possible that you may not receive any replacement options, securities of the surviving company or other consideration in exchange for your canceled options if we are acquired before the replacement options are granted. In addition, the announcement of a change of control transaction regarding the Company could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the Stock Option Exchange Program.

        In the event of a sale of some of our assets such as a division or a part of the Company, the acquiring party would not be obligated to assume the obligation to issue replacement options under the Stock Option Exchange Program. In the event of such a transaction, you would not receive options to purchase stock or securities of the acquiring company or any other consideration in exchange for your canceled options.

        We reserve the right to take any action, including entering into an asset purchase or similar transaction, that our board of directors believes is in the best interest of our Company and our stockholders. (Pages 14-15)

SPECIFIC QUESTIONS ABOUT THE CANCELED OPTIONS

24.  Which options can be canceled?

        Only options granted under the 1994 Plan with an exercise price of $10.01 or greater and held by current employees of the Company may be tendered for exchange in connection with the Stock Option Exchange Program. If you choose to participate in the Stock Option Exchange Program, you must exchange all stock options granted to you on or after June 24, 2002 even if those stock options have an exercise price of less than $10.01 per share. (Page 9)

25.  If I have multiple options, can I choose which options I want to cancel?

        You may choose to cancel one or more options if such options were granted to you prior to June 24, 2002. Inclusion of such grants is entirely at your discretion. However, if you wish to participate in the Stock Option Exchange Program, you must exchange all stock options granted to you on or after June 24, 2002 even if those stock options have an exercise price of less than $10.01 per share.

        OPTIONS GRANTED TO YOU ON THE SAME DATE ARE CONSIDERED A SINGLE OPTION GRANT, REGARDLESS OF WHETHER THE GRANT WAS STRUCTURED UNDER ONE OR MORE OPTION AGREEMENTS. IF YOU WISH TO CANCEL ANY PART OF AN OPTION GRANT, YOU MUST CANCEL ALL OPTIONS INCLUDED AS PART OF SUCH OPTION GRANT. (Pages 9-11)

26.  Can I elect to cancel options that I have already exercised?

        No. The Stock Option Exchange Program only pertains to options; it does not apply in any way to shares already purchased upon the exercise of options. If you exercised an eligible option in its entirety, that option is no longer outstanding and is therefore not subject to inclusion in the Stock Option Exchange Program. However, if you exercised an eligible option in part, the remaining outstanding unexercised portion of the option is subject to inclusion in the Stock Option Exchange Program and may be tendered for exchange and cancellation.

27.  Can I cancel an option grant only as to certain shares?

        No, you cannot cancel an outstanding option in part. By way of example, if you have an option for 1,000 shares granted in May 2001 and for 500 shares granted in April 2002, you could elect to cancel both, either or neither of these grants. You could not elect to cancel just 500 shares of the May 2001 grant, or any other partial cancellation of either option grant. Likewise, if an option grant is partially vested and partially unvested, you cannot choose to cancel only the unvested portion. You are permitted to exercise the vested portion of an option and tender the balance for exchange and cancellation. (Page 9)

28.  If my option is split between an incentive stock option and a nonqualified stock option because my original grant exceeded the $100,000 limit on incentive stock options, can I cancel one part of this option but not the other?

        You cannot cancel one part of an option grant that has been split into an incentive stock option and a nonqualified stock option because it is still considered a single option grant. It cannot be separated for purposes of the Stock Option Exchange Program. (Pages 18-19)

29.  If I choose to participate in the Stock Option Exchange Program, what will happen to my options that will be canceled?

        If you elect to participate in the Stock Option Exchange Program, then on 5:00 p.m., Eastern Standard Time, on January 27, 2003, we will cancel all of your outstanding options that you have elected to cancel, plus any other options that were granted on or after June 24, 2002. You will not be eligible to be granted further options after the cancellation date until the replacement grant date. (Pages 14-15)

30.  Will the shares subject to canceled options be returned to the pool of shares available for future grant under the 1994 Plan?

        Yes. The shares of common stock subject to those options canceled pursuant to the Stock Option Exchange Program will be returned to the pool of shares available for grants of new options under the 1994 Plan. (Page 23)

SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

31.  When will we grant the new options?

        We will grant the new options on the replacement grant date. If we cancel options elected for exchange on January 28, 2003, the replacement grant date of the new options is expected to be on or after July 30, 2003. (Pages 14-15)

32.  What will be the share amount of the new options?

        Employees who participate in this program will receive a new option on the replacement grant date in exchange for an eligible canceled option. Each new option grant will be granted under the 1994 Plan. Separate canceled options will be consolidated into a single new option grant. (Page 10)

33.  What will be the exercise price of the new options?

        The exercise price of the new options will be the closing sales price of our common stock as reported on the Nasdaq National Market on the replacement grant date. Because the replacement grant date is more than six months after the date we cancel the options accepted for exchange and the price of our stock on the stock market is volatile, the new option(s) may have a higher exercise price than your current option(s). We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options. (Pages 14-15)

34.  What will be the vesting schedule of the new options?

        All new options granted in the Stock Option Exchange Program will have the same vesting schedule. Each new option will be subject to a two year vesting schedule, with one-half of your new options vesting one year after the replacement grant date and the remainder vesting two years after the replacement grant date.

        For example, if you tender an option for 2,100 shares at an exercise price of greater than $15.00 per share and the entire option has already vested, then your new option will be for 700 unvested shares. 350 shares will vest one year after the replacement grant date and 350 shares will vest two years after the replacement grant date. (Page 14)

35.  If my current option(s) are incentive stock options, will my new option(s) be incentive stock options?

        Generally, yes. If the canceled option was an incentive stock option, each corresponding new option will be granted as an incentive stock option to the maximum extent they qualify as incentive stock options under the U.S. tax laws on the replacement grant date. For options to qualify as incentive stock options under current U.S. tax laws, the value of shares subject to options that first becomes exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price. The excess is deemed to be a non-qualified stock option. We cannot guarantee that your new option will be an incentive stock option, even if your canceled option(s) were incentive stock option(s). (Page 10)

36.  What will be the terms and conditions of the new options?

        The terms and conditions of the new options will be substantially similar as canceled options under the 1994 Plan, except that vesting will be over a period of two years after the replacement grant date and the exercise price will be different. The new options will have a new ten-year term, starting on the replacement grant date. If you are unfamiliar with any of the terms of an option granted under the 1994 Plan, please refer to the copy of the 1994 Plan provided to you or contact David Corcoran in our Legal Department for a copy of the 1994 Plan or accompanying prospectus at dcorcora@ComputerHorizons.com or (973) 299-4058. (Pages 18-19)

37.  Why won't the Company grant the new options immediately after it cancels the options accepted for exchange?

        If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings until these new options are exercised, canceled or terminated. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record this compensation expense. (Page 23)

38.  What happens if these new options end up "underwater" after the replacement grant date?

        We are implementing the Stock Option Exchange Program at this time due to the unusual stock market conditions that have affected many companies throughout the country. Therefore, this is intended to be a one-time offer and we do not expect to implement such a program in the future. As your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if the exercise price of your options is below the trading price of our common stock for some period of time after the grant date of the new options. However, we can provide no assurance as to the price of our common stock at any time in the future.

39.  What do I need to do to participate in the Stock Option Exchange Program?

        As described in the answer to Question 6, to participate, you must complete the Letter of Transmittal (Election to Participate) that is attached at the end of this Offer to Exchange, sign it, and ensure that David Corcoran in our Legal Department receives it no later than 5:00 p.m. Eastern Standard Time on January 27, 2003. If possible, please hand deliver your form to David Corcoran in our Legal Department. Otherwise, you can return your form by fax at (973) 402-6293 or by mail to Computer Horizons Corp., 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046-1495, Attention: David Corcoran. (Pages 12-13)

40.  Will the new options have a different expiration date?

        Yes, the new options will be valid for ten years from the replacement grant date. (Page 19)

INTRODUCTION

        Computer Horizons Corp. is offering to its current employees the right to exchange all outstanding options to purchase shares of our common stock granted under the 1994 Plan with an exercise price of $10.01 or greater for new stock options that we will grant under the 1994 Plan as follows:

  •
  each outstanding option with an exercise price greater than or equal to $15.00 per share may be exchanged for a new option to purchase 1 share of common stock for every 3 shares subject to the option being exchanged; and

  •
  each outstanding option with an exercise price between $10.01 and $14.99 per share may be exchanged for a new option to purchase 1 share of common stock for every 2 shares subject to the option being exchanged.

        The new stock options will be granted under the 1994 Plan. However, if you choose to participate in the Stock Option Exchange Program, you must exchange all stock options granted to you on or after June 24, 2002 even if those stock options have an exercise price of less than $10.01 per share. Our non-employee directors, other non-employees and employees located outside of the United States and Canada are not eligible to participate in the Stock Option Exchange Program. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying Letter of Transmittal (Election to Participate). Grants of new options will be made on the business day appointed by our President at least six months and one day from the date we cancel the options accepted for exchange, which is expected to be July 30, 2003. The Stock Option Exchange Program is not conditioned upon a minimum number of options being elected for exchange, however, you cannot elect to cancel and exchange only a part of an outstanding option. The Stock Option Exchange Program is subject to conditions, which we describe in Section 6 of the Offer to Exchange. The number of shares covered by your new option is subject to adjustments for any stock splits, subdivisions, combinations, stock dividends and similar events that occur between the cancellation date and the replacement grant date.

        In order to receive the new option, you must still be employed with us on the replacement grant date, and your election to participate in the Stock Option Exchange Program does not in any way change your status as an at-will employee. In addition, we cannot guarantee you that you will receive a new option in the Stock Option Exchange Program if a change of control of the Company occurs between the cancellation of your options and the replacement grant date.

        We are implementing the Stock Option Exchange Program because a considerable number of our employees have stock options that have exercise prices significantly above our current and recent trading prices. We believe that the Stock Option Exchange Program will provide renewed incentives to our employees and that, for many eligible employees, the exchange will create a better opportunity to potentially obtain value from their options. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their current stock options at their current exercise price, or to cancel those options for new options.

        As of November 30, 2002, options to purchase 4,385,094 shares of our common stock were issued and outstanding under the 1994 Plan. These options had exercise prices ranging from $2.02 to $23.00. Only those options held by current employees with an exercise price of $10.01 or greater are eligible to participate in the Stock Option Exchange Program. All options we accept in this program will be canceled and retired. The shares of common stock subject to those options canceled pursuant to the Stock Option Exchange Program will be returned to the pool of shares available for grants of new options under each corresponding stock option or incentive plan.

OFFER TO EXCHANGE: THE STOCK OPTION EXCHANGE PROGRAM

1.    NUMBER OF OPTIONS; EXPIRATION DATE.

        Upon the terms and subject to the conditions of this Offer to Exchange, we will exchange all eligible outstanding options with an exercise price of $10.01 or greater that are properly elected for exchange and not validly withdrawn in accordance with Section 4 before the "expiration date", as defined below, for new stock options to purchase common stock under the 1994 Plan. If your options are properly elected and accepted for exchange, then unless we terminate the offer before it expires pursuant to its terms and conditions, you will be entitled to receive, subject to the terms and conditions of the offer, on a business day that is at least six months and one day following the date when we cancel the options, new options to purchase shares of our common stock as follows (subject to adjustments for stock splits, stock dividends and similar events that occur before the replacement grant date):

  •
  each outstanding option with an exercise price greater than or equal to $15.00 per share may be exchanged for a new option to purchase 1 share of common stock for every 3 shares subject to the option being exchanged; and

  •
  each outstanding option with an exercise price between $10.01 and $14.99 per share may be exchanged for a new option to purchase 1 share of common stock for every 2 shares subject to the option being exchanged.

        Options to purchase fractional shares will not be granted. In the event the exchange rates described above would result in the granting of options to purchase fractional shares, the number of shares subject to such options will be rounded down to the nearest whole number.

        If the canceled option was an incentive stock option, each corresponding new option will be granted as an incentive stock option to the maximum extent they qualify as incentive stock options under the U.S. tax laws on the replacement grant date. To the extent the new options do not qualify as incentive stock options under the U.S. tax laws, non-qualified stock options will be granted under the 1994 Plan.

        Any current employee of the Company who holds stock options under the 1994 Plan with an exercise price of $10.01 or greater is eligible to participate in the Stock Option Exchange Program. Any employee whose employment with us has been terminated, whether voluntarily or involuntarily, is not eligible to participate in the Stock Option Exchange Program, irrespective of the effective date of such termination. Our non-employee directors and other non-employees are not eligible to participate in the Stock Option Exchange Program.

IF YOU ARE NOT AN EMPLOYEE OF THE COMPANY OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE YOUR OPTION(S) THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE A NEW OPTION IN EXCHANGE FOR YOUR CANCELED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR CANCELED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. THIS MEANS THAT IF YOU DIE, BECOME DISABLED, TERMINATE WITH OR WITHOUT GOOD REASON OR WE TERMINATE YOUR EMPLOYMENT WITH OR WITHOUT CAUSE BEFORE THE DATE WHEN WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANYTHING FOR THE OPTIONS THAT YOU TENDERED AND WE CANCELED.

        Special considerations may apply to employees resident in Canada, including the tax consequences discussed in Section 14 below.

        If you wish to participate in the Stock Option Exchange Program, you may elect to cancel any options granted to you under the 1994 Plan with an exercise price of $10.01 or greater. However, if you choose to participate in the Stock Option Exchange Program, you must cancel all options granted to you on or after June 24, 2002 even if those stock options have an exercise price of less than $10.01 per share. If you elect to cancel an option, it must be canceled as to all shares that are outstanding under the option grant. An option cannot be partially canceled.

        The term "expiration date" means 5:00 p.m., Eastern Standard Time, on January 27, 2003, unless and until we, in our discretion, have extended the period of time during which you may elect to participate in the Stock Option Exchange Program, in which event the term "expiration date" refers to the latest time and date on which your right to participate, as so extended, expires. See Section 15 for a description of our rights to extend, delay, terminate and amend the expiration date.

        We will notify you of such action, and extend the expiration date for a period of no fewer than ten business days after the date of such notice if we increase or decrease:

  •
  the amount of consideration offered for the options;

  •
  the number of options eligible to be elected for exchange in the Stock Option Exchange Program, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Stock Option Exchange Program immediately prior to the increase; or the period in which you may participate in the Stock Option Exchange Program by changing the date on which your right to participate is scheduled to expire to a date not earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15.

        For purposes of the Stock Option Exchange Program, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

2.    PURPOSE OF THE STOCK OPTION EXCHANGE PROGRAM.

        We issued the options outstanding under the 1994 Plan to provide our employees an opportunity to acquire or increase their ownership stake in the Company, creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees to continue their employment with us.

        Many of these options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are implementing the Stock Option Exchange Program to provide our employees with the opportunity to own options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for employees and will maximize the value of our common stock for our current stockholders.

        Because of the number of options currently outstanding, a grant of additional options to all our employees holding "out-of-the-money" options could be significantly dilutive to our current and future stockholders and could potentially have a negative impact on our outstanding shares and earnings per share.

CONSIDERING THE INHERENT RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, THE TECHNOLOGY SECTOR AND OUR INDUSTRY IN PARTICULAR, WE CANNOT GUARANTEE THAT THE CLOSING MARKET PRICE OF OUR COMMON STOCK ON THE REPLACEMENT GRANT DATE (AND THEREFORE THE EXERCISE PRICE OF ANY NEW OPTION) WILL BE LESS THAN OR EQUAL TO THE

EXERCISE PRICE OF YOUR EXISTING OPTION, OR THAT YOUR NEW OPTION WILL INCREASE IN VALUE OVER TIME.

        Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we currently have no formal plans or proposals that relate to or would result in:

  •
  an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries that is material to us (however, we expect to consider such matters from time to time);

  •
  any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries (however, we expect to consider such matters from time to time);

  •
  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

  •
  any other material change in our corporate structure or business;

  •
  our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

  •
  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

  •
  the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act;

  •
  the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of the exercise of stock options issued under the Plans or purchases made under our employee stock purchase plan) in an amount that is material to us (however, we expect to consider such matters from time to time); or

  •
  any changes in our certificate of incorporation, bylaws of other governing instruments or any actions that could impede the acquisition of control of us.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. WE URGE YOU TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM.

3.    PROCEDURES FOR ELECTING TO PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM.

        Proper Tender Of Options.    To elect to participate in the Stock Option Exchange Program, you must, in accordance with the terms of the Letter of Transmittal (Election to Participate) that is attached at the end of this Offer to Exchange, properly complete, duly execute and deliver to us the Letter of Transmittal (Election to Participate), or a facsimile of the letter, along with any other required documents. David Corcoran in our Legal Department must receive all of the required documents before the expiration date. If possible, please hand deliver your form to David Corcoran in our Legal Department. Otherwise, you can return your form by fax at (973) 402-6293 or by mail to Computer Horizons Corp., 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046-1495 Attention: David Corcoran. Please allow sufficient time to ensure that we receive these documents no later than January 27, 2003.

        If you do not turn in your election form by the deadline, then you will not participate in the Stock Option Exchange Program, and all stock options you currently hold will remain unchanged at their original price and terms.

        The method of delivery of all documents, including the Letter of Transmittal (Election to Participate) and any other required documents, is at the election and risk of the electing option holder. You should allow sufficient time to ensure timely delivery.

        Determination Of Validity; Rejection Of Options; Waiver Of Defects; No Obligation To Give Notice Of Defects. We will determine, in our sole discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to participate in the Stock Option Exchange Program. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to participate in the Stock Option Exchange Program that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Stock Option Exchange Program or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to participate in the Stock Option Exchange Program will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

        Our Acceptance Constitutes An Agreement.    Your election to participate in the Stock Option Exchange Program pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Stock Option Exchange Program. Our acceptance for cancellation of the options elected for exchange by you pursuant to the Stock Option Exchange Program (discussed in Section 5 below) will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Stock Option Exchange Program.

        Subject to our rights to extend, terminate and amend the Stock Option Exchange Program, we currently expect that we will accept promptly after the expiration date all properly elected options that have not been validly withdrawn.

4.    WITHDRAWAL RIGHTS.

        You may withdraw the options you have elected to exchange only if you comply with the provisions of this Section 4.

        You have the right to withdraw the options you have elected to cancel at any time before 5:00 p.m. Eastern Standard Time on January 27, 2003. If we extend the time during which you may elect to participate in the Stock Option Exchange Program, you have the right to withdraw these options at any time until the extended period expires. In addition, if we do not accept your options for participation in the Stock Option Exchange Program before February 20, 2003, the 40th business day from the commencement of the Stock Option Exchange Program, you may withdraw such options at any time after February 20, 2003.

        To withdraw options, you must deliver a written Notice of Withdrawal (Election not to Participate) with the required information included, while you still have the right to withdraw the election to participate in the Stock Option Exchange Program. We recommend that you hand deliver the Notice of Withdrawal (Election not to Participate) to David Corcoran in our Legal Department. Otherwise, you can return your form by fax at (973) 402-6293 or by mail to Computer Horizons Corp., 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046-1495, Attention: David Corcoran. A form of Notice of Withdrawal (Election not to Participate) accompanies this Offer to Exchange. The Notice of Withdrawal (Election not to Participate) must include your name, the grant date, exercise price and total number of shares included in each option, and the total number of options to be withdrawn. Except as described in the following sentence, the option holder who has elected to participate in the Stock Option Exchange Program (and who subsequently elects to withdraw his or her options from the Stock Option Exchange Program) must sign the Notice of Withdrawal (Election not to Participate) exactly as such option holder's name appears on the option agreement(s). If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to action such capacity must be indicated on the Notice of Withdrawal (Election not to Participate).

        You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly submitted for participation in the Stock Option Exchange Program, unless you properly re-submit those options before the expiration date by following the procedures described in Section 3.

        Neither the Company nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal (Election not to Participate), nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

        Upon the terms and subject to the conditions of this Offer to Exchange and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly submitted for exchange and not validly withdrawn before the expiration date. If your eligible options are properly submitted for exchange on or prior to January 27, 2003 and accepted for exchange, you will be granted a new stock option on the replacement grant date, which we expect to be on or after July 30, 2003. If we extend the date by which we must accept and cancel options properly submitted for exchange, you will be granted a new stock option on the date designated by our President at least six months and one day after the extended date.

        If we accept options you submitted to exchange in the Stock Option Exchange Program, you will be ineligible until after the replacement grant date for any additional stock option grants for which you might otherwise have been eligible before the replacement grant date. This allows us to avoid recording a compensation expense because of accounting rules that could apply to these interim option grants as a result of the Stock Option Exchange Program.

        Your new options will vest according to a two year vesting schedule, beginning the replacement grant date, with one-half of your new options vesting one year after the replacement grant date and the remainder vesting two years after the replacement grant date.

        For purposes of the Stock Option Exchange Program, we will be deemed to have accepted for exchange eligible options that are validly submitted for exchange and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options. Subject to our rights to extend, terminate and amend the expiration date, we currently expect that your new option agreement(s) will be delivered to you within three weeks of the replacement grant date. You will need to sign and return your new option agreement(s) before you will be able to exercise the new options.

        Your employment with the Company is on an at-will basis and nothing in this Offer to Exchange modifies or changes that. Therefore, if your employment with the Company or one of its subsidiaries is terminated by you or the Company voluntarily, involuntarily, or for any reason or no reason, before your new option is granted, you will not have a right to any stock options that were previously canceled, and you will not have a right to any grant that would have been granted on the replacement grant date. If you are not an employee of the Company or one of our subsidiaries from the date you elect to exchange options through the date we grant the new options, you will not be eligible to receive a grant of a new option in exchange for your canceled options that have been accepted for exchange. You also will not receive any other consideration for your canceled options if you are not an employee from the date you elect to participate in the Stock Option Exchange Program through the date we grant the new options.

        In the event of a sale of some of our assets such as a division or a part of the Company, the acquiring party would not be obligated to assume the obligation to issue replacement options under the Stock Option Exchange Program. In the event of such a transaction, you would not receive options to purchase stock or securities of the acquiring company or any other consideration in exchange for your canceled options.

        We cannot guarantee that the acquiring company in any change of control transaction, and especially in a purchase of assets, would agree to assume existing options and therefore the obligation to issue replacement options. Therefore, it is possible that you may not receive any replacement options, securities of the surviving company or other consideration in exchange for your canceled options if we are acquired before the replacement options are granted. In addition, the announcement of a change of control transaction regarding the Company could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the Stock Option Exchange Program.

        We reserve the right to take any action, including entering into an asset purchase or similar transaction, that our board of directors believes is in the best interest of our company and our stockholders.

6.    CONDITIONS OF THE STOCK OPTION EXCHANGE PROGRAM.

        Notwithstanding any other provision of the Stock Option Exchange Program, we will not be required to accept any options submitted to us for cancellation and exchange, and we may terminate or amend the Stock Option Exchange Program, or postpone our acceptance and cancellation of any options submitted to us for cancellation and exchange, in each case, subject to certain limitations, if at any time on or after December 24, 2002 and prior to the expiration of this offer any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, including any action or omission to act by us, we have determined prior to the expiration of this offer that the occurrence of such event or events makes it inadvisable for us to proceed with the Stock Option Exchange Program or to accept and cancel options submitted to us for exchange:

  (i)
  any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, is threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Stock Option Exchange Program, the acquisition of some or all of the options submitted to us for exchange pursuant to the Stock Option Exchange Program, the issuance of new options, or otherwise relates in any manner to the Stock Option Exchange Program or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits that we believe we will receive from the Stock Option Exchange Program;

  (ii)
  any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to the Stock Option Exchange Program or the Company or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

  •
  make it illegal for us to accept some or all of the existing options for exchange and cancellation or to issue the new options for some or all of the options submitted to us for cancellation and exchange or otherwise restrict or prohibit completion of the Stock Option Exchange Program or otherwise relates in any manner to the Stock Option Exchange Program;

  •
  delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange;

  •
  materially impair the benefits that we believe we will receive from the Stock Option Exchange Program; or

  •
  materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;
  (iii)
  there has occurred:

  •
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

  •
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  •
  the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

  •
  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

  •
  any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of the Company or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the Stock Option Exchange Program;

    •
    in the case of any of the foregoing existing at the time of the commencement of the Stock Option Exchange Program, a material acceleration or worsening thereof; or

    •
    any decline in either the Nasdaq National Stock Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on December 24, 2002;

  (iv)
  there has occurred any change in generally accepted accounting principles that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the Stock Option Exchange Program;

  (v)
  a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

  •
  any person, entity or "group", within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before December 24, 2002;

  •
  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before December 24, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

  •
  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or
  (vi)
  any change or changes occur in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of the Company or our subsidiaries that, in our reasonable judgment, is or may be material to the Company or our subsidiaries.

        The conditions to the Stock Option Exchange Program are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the Stock Option Exchange Program. Our failure at any time to exercise any of these rights will not be deemed a waiver of any other rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.    PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

        Our common stock is currently traded on the Nasdaq National Market under the symbol "CHRZ." The following table presents the high and low sales prices per share of our common stock for the periods indicated, as reported by the Nasdaq National Market:

	High	Low
Fiscal 2000
First Quarter ended March 31, 2000	$27.12	$13.38
Second Quarter ended June 30, 2000	17.19	10.62
Third Quarter ended September 30, 2000	13.81	6.75
Fourth Quarter ended December 31, 2000	7.16	2.06
Fiscal 2001
First Quarter ended March 31, 2001	$5.19	$2.03
Second Quarter ended June 30, 2001	4.49	2.00
Third Quarter ended September 30, 2001	4.64	2.26
Fourth Quarter ended December 31, 2001	3.59	2.42
Fiscal 2002
First Quarter ended March 31, 2002	$4.53	$3.01
Second Quarter ended June 30, 2002	4.88	3.50
Third Quarter ended September 30, 2002	4.83	3.20
Fourth Quarter (through December 20, 2002)	4.10	2.90

        As of December 20, 2002, the last reported closing sale price of our common stock, as reported by the Nasdaq National Market was $3.30 per share, and there were 30,824,036 shares outstanding.

        WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM.

8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

        Consideration.    We will issue new options to purchase common stock under the 1994 Plan, in exchange for outstanding options held by employees having an exercise price of $10.01 or greater properly submitted and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be determined as follows (subject to adjustments for any stock splits, stock dividends and similar events that occur before the grant date of the new options):

  •
  each outstanding option with an exercise price greater than or equal to $15.00 per share may be exchanged for a new option to purchase 1 share of common stock for every 3 shares subject to the option being exchanged; and

  •
  each outstanding option with an exercise price between $10.01 and $14.99 per share may be exchanged for a new option to purchase 1 share of common stock for every 2 shares subject to the option being exchanged.

        In addition, any employee that decides to exchange any option hereunder will be required to also exchange all options granted to such employee on or after June 24, 2002 even if those stock options have an exercise price of less than $10.01 per share. Options to purchase fractional shares will not be granted. In the event the exchange rates described above would result in the granting of options to purchase fractional shares, the number of shares subject to such options will be rounded down to the nearest whole number. You cannot cancel one part of an option that has been split into an incentive stock option and a nonqualified stock option because it is still considered a single option. It cannot be separated for purposes of this program. The shares of common stock subject to options canceled pursuant to the Stock Option Exchange Program will be returned to the pool of shares available for grants of new options under the 1994 Plan. Options to purchase a maximum of approximately 806,011 shares will be granted under the Stock Option Exchange Program, if the maximum number of eligible options are surrendered for cancellation.

        If you are governed by the laws of a jurisdiction other than the United States, you will not be eligible to participate in the Stock Option Exchange Program if the laws of such jurisdiction preclude such participation.

        Terms Of New Options.    The new stock options to be granted will be issued under the 1994 Plan. We will issue a new option agreement to each option holder who receives a new option on the replacement grant date. Except for the new exercise price and the new vesting schedule, the terms and conditions of the new options will be substantially similar to those canceled options from the 1994 Plan. The terms and conditions of the 1994 Plan are summarized in the prospectus prepared by us. The new options will have a new ten-year term, starting on the replacement grant date. You may obtain copies of the prospectus and the 1994 Plan as indicated below.

        Examples of the vested status of the new options are given in the section titled "Summary Term Sheet" elsewhere in this Offer to Exchange.

        The terms and conditions of current options under the 1994 Plan are set forth in the 1994 Plan and the stock option agreement(s) you entered into in connection with the grant. The terms and conditions of the 1994 Plan are summarized in the prospectus prepared by us and previously distributed to you. You may obtain copies of the prospectus and the 1994 Plan as indicated below.

        Important Note: The statements in this Offer to Exchange concerning the 1994 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1994 Plan and the form of stock option agreement under the 1994 Plan.

        Please contact David Corcoran in our Legal Department at dcorcora@ComputerHorizons.com or (973) 299-4058, to receive a copy of the 1994 Plan, prospectus or form of stock option agreement. We will promptly furnish you copies of these documents at our expense. The 1994 Plan was filed with the SEC as Exhibit 10.01 to our Form 10-K for the year ended December 31, 1994.

9.    INFORMATION CONCERNING THE COMPANY; FACTORS THAT YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION.

Overview

        We provide a wide range of information technology services and solutions to major corporations. Historically, a professional services staffing firm, we have, over the past six years, developed the technological and managerial infrastructure to offer our clients value added services, e-business solutions, human resource e-procurement solutions, enterprise network management, software products, outsourcing customer relationship management and knowledge transfer. We market solutions to both existing and potential clients with the objective of becoming a preferred provider of comprehensive information technology services and solutions for such clients.

        Our principal executive offices are located at 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046-1495. Our telephone number is (973) 299-4000.

        Additional information about Computer Horizons Corp. is available from the documents described in Section 17. The financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2001 and our quarterly reports on Form 10-Q for the quarters ended March 31,

2002, June 30, 2002 and September 30, 2002 are incorporated herein by reference. Copies of these reports are available from us upon request and are available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov.

Financial Information

        The following selected consolidated financial data should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 2001 and the unaudited consolidated financial statements for the interim period ended September 30, 2002 incorporated by reference in the Tender Offer Statement on Schedule TO of which this Offer to Exchange is a part. The consolidated statement of operations data for the years ended December 31, 2000 and 2001, and the consolidated balance sheet data as of December 31, 2000 and 2001, have been derived from the Company's audited consolidated financial statements incorporated by reference in the Tender Offer Statement on Schedule TO of which this Offer to Exchange is a part. The consolidated statement of operations data for the nine months ended September 30, 2001 and 2002, and the consolidated balance sheet data as of September 30, 2002, are derived from unaudited consolidated financial statements which are incorporated by reference in the Tender Offer Statement on Schedule TO of which this Offer to Exchange is a part. In our management's opinion, such unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements referred to above and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with the consolidated financial statements and notes thereto. Results for the nine months ended September 30, 2002, are not necessarily indicative of the expected results for the full year.

	Nine Months Ended September 30,		Year Ended December 31,
	2002	2001	2001	2000
	(in thousands except per share amounts)
Consolidated Statement of Operations Data:
Revenues	$230,111	$305,688	$400,784	$445,479
Loss from Operations	(8,774)	(15,006)	(18,840)	(86,441)
Loss before Income Taxes	(4,708)	(17,277)	(21,598)	(87,646)
Loss before Cumulative Effect of Change in Accounting Principle	(3,107)	(11,403)	(14,450)	(57,827)
Cumulative Effect of Change	(29,861)	—	—	—
Net Loss	(32,968)	(11,403)	(14,450)	(57,827)
Basic Loss Per Share	(1.05)	(0.36)	(0.45)	(1.83)
Diluted Loss Per Share	(1.05)	(0.36)	(0.45)	(1.83)
Weighted Average Number of Common Shares Outstanding (basic)	31,388,000	31,953,000	31,911,000	31,656,000
Weighted Average Number of Common Shares Outstanding (diluted)	31,388,000	31,953,000	31,911,000	31,656,000
	September 30, 2002	December 31, 2001
	(in thousands)
Consolidated Balance Sheet Data:
Working Capital	$110,575	$115,747
Total Assets	206,749	237,721
Total Liabilities	53,198	47,866
Total Shareholders' Equity	153,551	189,855

Factors That You Should Consider When Making Your Decision

        The value of our common stock fluctuates significantly, which could result in an exercise price for your replacement option that is the same as or greater than your existing option. The market price of our common stock has been highly volatile, has been or could be affected by factors such as the announcement of new products or product enhancements by us or our competitors, technological innovation by us or our competitors, quarterly variations in our or our competitors' results of operations and announcements of expected future results, changes in prices of our or our competitors' products and services, changes in revenue and revenue growth rates for us as a whole or for specific geographic areas, business units, products or product categories, changes in the level of demand for our product and general market conditions or market conditions specific to particular industries. As a result, the exercise price of an option received under the Stock Option Exchange Program may be greater than the exercise price of your current option. In addition, the announcement of a change of control transaction regarding the Company could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate any potential benefits provided by the Stock Option Exchange Program.

        If you are not employed by the Company on the replacement grant date, you will not receive a replacement option. In order to receive new options in exchange for your canceled options you must be employed by the Company on the replacement grant date. If you elect to participate in the Stock Option Exchange Program and are no longer employed by the Company on the replacement grant date, you will not receive new options or any other consideration in exchange for your canceled options, including any shares subject to those options that may be vested at the time of cancellation.

        If there is a change of control of the Company, you may not receive a replacement option. In the event of a change of control of the Company occurring before the replacement grant date, we cannot guarantee that the acquiring company would agree to assume existing options and therefore the obligation to issue replacement options. Therefore, it is possible that you may not receive any replacement options, securities of the surviving company or other consideration in exchange for your canceled options if there is a change of control of the Company before the replacement grant date, even if you are vested with respect to some or all of the option at this time. In addition, the announcement of a change of control transaction regarding the Company could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate any potential benefits provided by the Stock Option Exchange Program.

        This Stock Option Exchange Program is subject to regulatory approval and may be delayed, modified or even canceled. This Stock Option Exchange Program is subject to regulatory approval. Regulators may, in their sole discretion, delay, modify or terminate this Stock Option Exchange Program. Should the cancellation date of the options submitted for exchange be delayed by regulators for any reason, the replacement grant date would also be delayed which could result in an exercise price for your replacement option that is the same as or greater than your existing option due to the fluctuation in our stock price between the cancellation date and the actual replacement grant date. The terms of this program may also be altered by regulators, which may reduce or eliminate any potential benefits or advantages provided by the Stock Option Exchange Program. Finally, regulators may terminate this program prior to the issuance of any new options, which may result in your not receiving a replacement option.

10.
INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

        The directors and executive officers of the Company and their positions and offices as of December 20, 2002 are set forth in the following table:

Name	Position
John J. Cassese	Chairman of the Board and President
William J. Murphy	Executive Vice President and Chief Financial Officer and Director
Michael J. Shea	Vice President and Controller
Thomas J. Berry	Director
William M. Duncan	Director
Rocco J. Marano	Director
William J. Marino	Director
Earl Mason	Director

        The address of each director and executive officer is c/o Computer Horizons Corp., 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046-1495

        As of November 30, 2002, our executive officers and employee directors (3 persons) as a group held options to purchase a total of 629,851 shares of our common stock that have an exercise price of $10.01 or greater. These options represented approximately 34% of the shares subject to all our outstanding options that are eligible for exchange under the Stock Option Exchange Program. Please see the definitive proxy statement for our 2002 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 11, 2002, for information regarding the amount of our securities beneficially owned by our executive officers and directors as of March 27, 2002. Agreements with our executive officers and directors are described or filed in our filings with the Securities and Exchange Commission, including our quarterly reports. Copies of these reports are available from us upon request and are available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov. There were no transactions involving "subject securities," within the meaning of Regulation M-A as promulgated under the Securities Exchange Act, by our executive officers and directors within the 60 days prior to the commencement of the Stock Option Exchange Program. None of our non-employee directors are eligible to participate in the Stock Option Exchange Program.

11.  STATUS OF OPTIONS ACQUIRED BY US IN THE STOCK OPTION EXCHANGE PROGRAM; ACCOUNTING CONSEQUENCES OF THE STOCK OPTION EXCHANGE PROGRAM.

        The shares of common stock subject to those options canceled pursuant to the Stock Option Exchange Program will be returned to the pool of shares available for grants of new options under the 1994 Plan.

        We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Stock Option Exchange Program because we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options elected for exchange. Further, the exercise price of all new options will equal the closing sale price of the common stock on the replacement grant date (or the last trading day before the replacement grant date, if the market for trading in our stock is closed on such date).

        If we were to grant any options before the scheduled replacement grant date to any option holder electing to cancel options, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would be amortized over the period that the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

12.  LEGAL MATTERS; REGULATORY APPROVALS.

        Except as noted below, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Stock Option Exchange Program, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Stock Option Exchange Program to accept options elected for exchange is subject to conditions, including the conditions described in Section 6. With respect to employees resident in Canada, the Stock Option Exchange Program is subject to, and conditioned upon, our obtaining the appropriate regulatory approvals, if required, in such jurisdiction.

13.  MATERIAL UNITED STATES INCOME TAX CONSEQUENCES.

        The following is a general summary of the material income tax consequences of the exchange of options pursuant to the Stock Option Exchange Program. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee's individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

Incentive Stock Options

        If you exchange your current incentive stock options for new incentive stock options, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or at the date of grant of the new options. With regard to the new incentive stock options, the tax aspects of such options will be the same as any other incentive stock option grant. We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept this offer. However, if you choose not to accept the Offer to Exchange, it is possible that the Internal Revenue Service would decide that your right to exchange your incentive stock options under the Offer to Exchange is a "modification" of your incentive stock options, even though you will not have exchanged the options. A successful assertion by the IRS that an option is modified could extend the option's holding period to qualify for favorable tax treatment and cause a portion of the incentive stock option to be treated as a nonqualified stock option. The applicable income tax rules can be complicated and may depend on your individual circumstances, so we recommend that you consult with your own tax advisor to determine the tax consequences of the Offer to Exchange and the sale of the common stock that you will receive when you exercise any of your unchanged existing stock options.

        Options granted under the Stock Option Exchange Program as incentive stock options will be granted as such to the extent "incentive stock option" treatment is available for such new option. If your new options are considered incentive stock options, under current law you would not have realized taxable income when the new options were granted to you and, you generally will not realize taxable income when you exercise the new option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the new option, which is generally determined as of the date you exercise the new option, exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in the 1994 Plan and new option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

        If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying". The disposition of the common stock is qualifying if it is made: (a) at least two years from the date the incentive stock option was granted and (b) at least one year after the date the incentive stock option was exercised.

        If the disposition of the common stock you received when you exercised an incentive stock option is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," then the excess of (i) the fair market value of the common stock on the exercise date over (ii) the exercise price paid for the common stock will be taxable to you as ordinary income. If the disqualifying disposition is effected by means of an arm's length sale or exchange with an unrelated party, the ordinary income will be limited to the amount by which (A) the amount realized upon the disposition of the common stock or (B) the fair market value of the common stock on the exercise date, whichever is less, exceeds the exercise price paid for the common stock. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss and any capital gain will be long-term capital gain if you held the shares for more than one year after the date of exercise of the option.

        If you pay the exercise price of an incentive stock option by returning shares of common stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the common stock returned to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares of common stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the common stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash.

        If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

Non-Qualified Stock Options

        If you exchange your current non-qualified stock option for a new non-qualified stock option or otherwise receive a non-qualified stock option, under current law, you will not realize taxable income upon the grant of the new non-incentive or nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

        If you exchange shares in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

        The subsequent sale of the shares acquired pursuant to the exercise of a non-qualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

        OPTION HOLDERS SUBJECT TO THE TAX LAWS OF OTHER COUNTRIES AND JURISDICTIONS MAY BE SUBJECT TO DIFFERENT TAX CONSEQUENCES IF THEY EXCHANGE THEIR OPTIONS IN THE OFFER.

        WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, PROVINCIAL, LOCAL AND/OR FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE STOCK OPTION EXCHANGE PROGRAM IN YOUR PARTICULAR CIRCUMSTANCES.

14.  IMPORTANT LEGAL AND TAX INFORMATION FOR NON-U.S. EMPLOYEES.

        The following is a general summary of the tax consequences and certain other legal consequences of participating in the Stock Option Exchange Program for non-U.S. employees who are located in Canada which may be different from and be more adverse than the tax consequences to a U.S. citizen or resident. This summary is general in nature and does not discuss all of the legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Generally, this summary only addresses the tax consequences and certain other legal consequences of participating in the Stock Option Exchange Program, and does not address any tax consequences or other legal consequences of exercising the new options or selling or holding any underlying shares of Computer Horizons common stock. This discussion is based on the laws of Canada as of the date of this Offer to Exchange. Please not that tax and other laws change frequently and occasionally on a retroactive basis. We advise all option holders considering tendering their outstanding options to consult with their own tax or financial advisors.

        If you live and/or work in one country, but you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        The tax consequences for Canadian resident employees under the Income Tax Act (Canada) (the "ITA") of participating in the Stock Option Exchange Program are not entirely clear. The cancellation of existing options will constitute a disposition of such options by the holder. The right to be granted new options in the future (which right is subject to a number of conditions) may be regarded as consideration for the cancelled options. Provided that right does not have any material value at the time the existing options are cancelled, the receipt of such right should not result in any requirement to recognize any material income on a current basis. However, to the extent that the right to be granted new options in the future has value at the time the existing options are cancelled, an employee may be required to include the value of such right in employment income. The actual granting of the new options should not, in and of itself, result in taxable income to the employee. Beneficial tax treatment is available under the ITA with respect to certain qualifying stock options. You should consult your own tax advisor concerning the tax implications of participating in the Stock Option Exchange Program and, in particular, whether such beneficial tax treatment will be available with respect to any new options granted.

15.  EXTENSION OF THE STOCK OPTION EXCHANGE PROGRAM; TERMINATION; AMENDMENT.

        We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the expiration date and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders.

        We also expressly reserve the right, in our sole discretion, prior to the expiration date, to terminate or amend the Stock Option Exchange Program and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the Stock Option Exchange Program.

        Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the Stock Option Exchange Program in any respect.

        Amendments to the Stock Option Exchange Program may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m., on January 28, 2003, the next business day after the last previously scheduled or announced expiration date. Any amendment of the Stock Option Exchange Program will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of the Stock Option Exchange Program, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.

        If we materially change the terms of the Stock Option Exchange Program or the information concerning the Stock Option Exchange Program, or if we waive a material condition of the Stock Option Exchange Program, we will extend the expiration date. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the expiration date following a material change in the term of the Stock Option Exchange Program or information concerning the Stock Option Exchange Program will depend on the facts and circumstances, including the relative materiality of such terms or information. We will notify you of such action, and we will extend the deadline to participate in the Stock Option Exchange Program for a period of no fewer than ten business days after the date of such notice if we increase or decrease:

  •
  the amount of consideration offered for the exchanged options;

  •
  the number of options eligible to be elected for exchange in the Stock Option Exchange Program, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Stock Option Exchange Program immediately prior to the increase; or

  •
  the period in which you may participate in the Stock Option Exchange Program, provided that the date on which your right to participate is scheduled to expire will not be changed to a date earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 15.

16.  FEES AND EXPENSES.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to the Stock Option Exchange Program.

17.  ADDITIONAL INFORMATION.

        We recommend that, in addition to this Offer to Exchange and Letter of Transmittal (Election to Participate), you review the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to participate in the Stock Option Exchange Program:

  •
  our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2002, filed with the Securities and Exchange Commission on November 14, 2002;

  •
  our current report on Form 8-K filed with the Securities and Exchange Commission on September 30, 2002;

  •
  our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2002 filed with the Securities and Exchange Commission on August 14, 2002;

  •
  our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2002 filed with the Securities and Exchange Commission on May 15, 2002;

  •
  the definitive proxy statement for our 2002 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 11, 2002;

  •
  our annual report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 29, 2002;

  •
  the description of our common stock included in our registration statement on Form 8-A, which was filed with the Securities and Exchange Commission on July 7, 1989, including any amendments or reports we file for the purpose of updating that description; and

  •
  all documents subsequently filed by us, during the pendency of the Offer to Exchange pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

        The Securities and Exchange Commission file number for all of these filings is 0-7282. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission located in its offices at 450 Fifth Street, N.W, Washington, D.C. 20549. You may obtain copies of all or any part of these documents from this office upon the payment of the fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. These filings are also available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov.

        Our common stock is quoted on the Nasdaq National Market under the symbol "CHRZ", and our Securities and Exchange Commission filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

        We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Computer Horizons Corp.
49 Old Bloomfield Avenue
Mountain Lakes, New Jersey 07046-1495
Attention: David Corcoran

        You may also make a request by telephone at (973) 299-4000 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Standard Time, Monday through Friday.

        As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

        The information contained in this Offer to Exchange about the Company should be read together with the information contained in the documents to which we have referred you.

18.  MISCELLANEOUS.

        This Offer to Exchange includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expects," "believes," "intends," "could," and "should" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities for 2003 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.

        Numerous factors affect the Stock Option Exchange Program, our business and the results of our operations. Factors affecting the Stock Option Exchange Program include, but are not limited to:

  •
  the accounting treatment of the Stock Option Exchange Program;

  •
  changes in the trading price of our common stock during the period of this offer and in the period between the cancellation of the tendered options and the issuance of new options; and

  •
  corporate developments affecting Computer Horizons Corp. between the cancellation of the tendered options and the issuance of new options.

        Factors affecting our business, the results of our operations and our financial condition include, but are not limited to:

  •
  We are dependent on spending by the IT industry which over the past few years has been declining.

  •
  Our quarterly operating results may fluctuate for a number of reasons, some of which are beyond our control. These fluctuations may result in volatility in our stock price.

  •
  The failure to be successful in retaining existing and future highly-skilled technical personnel and attracting a sufficient number of IT professionals and project managers could adversely affect our business.

  •
  Our future operating results depends in large part on the growth of our staffing business

  •
  We derive a significant portion of our revenues from a limited number of large clients and the loss of any large client could have an adverse effect on our business.

  •
  We face competition from a number of existing competitors, as well as potential new competitors, which could result in loss of market share and adversely affect our business.

  •
  The introduction of competitive IT solutions embodying new technologies and the emergence of new industry standards may render our existing IT solutions or underlying technologies obsolete or unmarketable.

  •
  Certain of our services are offered on a fixed-price basis. Our failure to estimate accurately the resources and time required for a project or our failure to complete our contractual obligations within the time frame committed could have an adverse effect on our business.

  •
  Our strategy includes the pursuit of strategic acquisitions which present many risks and may not result in the realization of the financial and strategic goals that were contemplated at the time of the transaction.

  •
  Our international operations subject us to additional risks that can adversely affect our operating results including unexpected changes in regulatory environments, fluctuations in currency exchange rates, difficulties in managing international operations, dependence on foreign partners, longer accounts receivable payment cycles and greater difficulties in collecting accounts receivable and potential foreign tax consequences.

  •
  If we fail to protect our intellectual property rights, competitors may be able to use our technology and this could weaken our competitive position, reduce our revenue and increase costs.

  •
  Third parties could assert that our services infringe their intellectual property rights. Such claims could injure our reputation and adversely affect our business.

  •
  In the event of a failure in a client's computer system, a claim for substantial damages may be made against us regardless of our responsibility for the failure.

  •
  As a provider of staffing services we place employees (and independent contractors) at our clients' businesses. Risks associated with this activity include possible claims of discrimination and harassment, liabilities for errors and omissions by our employees (and independent contractors), misuse of client proprietary information or intellectual property, injury to Company or client employees, misappropriation of client property, other criminal activity, torts and other similar claims.

  •
  We have various mechanisms in place that may discourage takeover attempts which may be attractive to our shareholders.

        We are not aware of any jurisdiction where the implementation of the Stock Option Exchange Program violates applicable law. If we become aware of any jurisdiction where the implementation of the Stock Option Exchange Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Stock Option Exchange Program will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction. With respect to employees resident in Canada, the Stock Option Exchange Program is subject to, and conditioned upon, our obtaining the appropriate regulatory approvals, if required, in such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE STOCK OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL (ELECTION TO PARTICIPATE). IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Computer Horizons Corp.
December 24, 2002

OFFER TO EXCHANGE OPTIONS UNDER THE COMPUTER HORIZONS CORP. 1994 STOCK OPTION
AND APPRECIATION PLAN

        If you wish to tender options for exchange, you must complete and sign the Letter of Transmittal (Election to Participate) in accordance with its instructions, and mail, fax or hand deliver it and any other required documents to David Corcoran of the Legal Department at Computer Horizons Corp., 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046-1495 (facsimile: (973) 402-6293). We must receive all of the required documents on or before 5:00 p.m., Eastern Standard Time, on January 27, 2003.

        Any questions, requests for assistance or additional copies of any documents referred to in this Offer to Exchange may be directed to:

David Corcoran
Computer Horizons Corp.
dcorcora@ComputerHorizons.com
Tel: (973) 299-4058

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Exhibit (a)(1) COMPUTER HORIZONS CORP. OFFER TO EXCHANGE OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK UNDER THE COMPUTER HORIZONS CORP. 1994 INCENTIVE STOCK OPTION AND APPRECIATION PLAN THIS OFFER AND THE RELATED RIGHT OF WITHDRAWAL WILL EXPIRE ON JANUARY 27, 2003 AT 5:00 PM., EASTERN STANDARD TIME, UNLESS COMPUTER HORIZONS CORP. EXTENDS THE OFFER
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
GENERAL QUESTIONS ABOUT THE STOCK OPTION EXCHANGE PROGRAM
SPECIFIC QUESTIONS ABOUT THE CANCELED OPTIONS
SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS
INTRODUCTION
OFFER TO EXCHANGE: THE STOCK OPTION EXCHANGE PROGRAM
OFFER TO EXCHANGE OPTIONS UNDER THE COMPUTER HORIZONS CORP. 1994 STOCK OPTION AND APPRECIATION PLAN